SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 15

     Certification and Notice of Termination of Registration under Section
         12(g) of the Securities Exchange Act of 1934 or Suspension of
            Duty to File Reports Under Sections 13 and 15(d) of the
                        Securities Exchange Act of 1934.


                         Commission File Number 0-17531

                          Optical Security Group, Inc.
-------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

          535 16th Street, Suite 920, Denver, CO 80202, (303) 534-4500
-------------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, $.005 par value per share
-------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
-------------------------------------------------------------------------------
  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)  [X]        Rule 12h-3(b)(1)(ii) [ ]
          Rule 12g-4(a)(1)(ii) [ ]        Rule 12h-3(b)(2)(i)  [ ]
          Rule 12g-4(a)(2)(i)  [ ]        Rule 12h-3(b)(2)(ii) [ ]
          Rule 12g-4(a)(2)(ii) [ ]        Rule 15d-6           [ ]
          Rule 12h-3(b)(1)(i)  [X]

     Approximate number of holders of record as of the certificate or notice date: 1

     Pursuant to the requirements of the Securities Exchange Act of 1934, Optical Security Group, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

  DATE:  February 15, 2000         BY: /s/ Mark T Turnage
                                      ---------------------------------------
                                      Mark T. Turnage
                                      President and Chief Operating Officer